Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

TDW—Tidewater at Bank of America Energy Conference

Event Date/Time: Nov. 17. 2006 / 10:10AM ET

CORPORATE PARTICIPANTS

Joe Bennett

Tidewater Inc. - SVP and Chief IR Officer

CONFERENCE CALL PARTICIPANTS

Doug Becker

Bank of America - Analyst

PRESENTATION

Doug Becker - Bank of America - Analyst

Okay, our next presentation is on Tidewater. As you are aware, we are required to make a number of conflict of interest and related disclosures in connection with our participation in this conference and the companies that we may discuss. If you would like to review these import disclosures, please pick up the packets containing the public appearance disclosures at the back of this room. PDF copies can be accessed by those of your viewing these presentations via Webcast.

Tidewater is the largest offshore supply vessel company; probably one of the best features of that is they have a lot of international exposure. So as all the new rigs that get a lot of press and discussions are delivered, they should be one of the primary beneficiaries.

Presenting today is Joe Bennett, Senior Vice President for Tidewater. Joe?

Joe Bennett - Tidewater Inc. - SVP and Chief IR Officer

Thank you, Doug. I am so glad you led off by saying that we are big internationally, because we have been preaching it for years and years, and still, people view us as a big domestic player, so.

I followed Jim Wicklund’s recommendation and reduced our slides down. He asked for three, I at least got it down to five. So I have not brought copies of the slides. There is not a whole lot to them. We do have our last presentation posted on our Web site, and we have 8-K’d it that we made earlier this week up in Boston. So I welcome you to look at that and it has more numbers. You are not going to see any numbers in my five slides, other than in the first real slide, where we talk about our safety record a little bit, and we are very proud of that and like talking about it.

First off, my regrets for Dean Taylor, our Chairman, and Keith Lousteau, our CFO, that was supposed to be here. We had some board meetings the last couple of days, and they kind of got tied up with some things there, and I was supposed to come and do kind of half of this presentation. But I will pick it up and do all of it. I do enough of these, so.

Our forward-looking statements, as we do with — as everyone has to do these days for our attorneys.

This is our slide for lost time accidents. And I am just going to spend a minute with this, but as Jim and Doug asked us to talk more about strategy and less about numbers, part of our strategy and our philosophy and our culture is safety and safety performance. And it is so important for customers these days, and ourselves and our competitors — all are emphasizing safety so much these days. And it is demanded of us to do so.

For our operations, we have a March fiscal year end, so these are our results for the fiscal year ends that show up here — March of ‘06 and ‘05, we each had, in their respective years, one lost time accident. And that is an accident where a person cannot report to work the next day. So for us, in this past fiscal year, of ‘06, to have 32.5 million man hours of activity — and you see the picture there — that is one of our boats in the workplace that these guys are operating on in a very dangerous environment, lifting cargo on and off, etc., that having one person not be able to show up for work the next day is pretty exceptional, and we will continue that emphasis on that.

Let’s talk about a few things with Tidewater that is happening now. One, there is so much emphasis being placed in the industry these days on new equipment. And for us, we like telling everyone we have the largest new fleet in the industry. We have in excess of 100 vessels having been added to our fleet over the last six or seven years. We also have the largest old vessel fleet in the world, that is doing exceptionally well these days, too. The slides that I took out of here that show kind of our utilization and dayrates for international versus domestic — on the utilization side of our real active vessels, that being taken to stacked vessel, which we have some — some old, impaired vessels — out of the statistics, we are running in the high 80% — 88%, 89% utilization, which is pretty full utilization, on both the domestic side and the international side. The new boats are doing exceptionally well for us, as they are for anybody in the industry these days, because times are so good.

We have spent over the last seven years, six, seven years $1.7 billion. We have actually spent actually about $1.5 billion. We have about $200 million left to spend for what is in the yard right now. We have 25 vessels under construction now spread around the world, primarily in international yards, which means that they will work in the international arena. We have a handful being constructed here domestically, that may or may not stay here in the Gulf of Mexico, given the state of the Gulf of Mexico.

We have the second-highest dividend yield on the OSX. We’re the only boat company in the Philadelphia Oil Exchange, and the dividend yield is about 1.2%, something like that. The number of OSX companies that are paying dividends these days has certainly increased over time, as is the case with share repurchase programs, which we have too. You see that is the fourth bullet.

We have a share repurchase program under — that is authorized right now. We have about $118 million remaining on that program. That takes us out until June of next year. We bought about $40 million worth of shares back in the September quarter — it was a program of about $158 million. So we are 40 into that. And we will continue doing that on an opportunistic basis.

We have one of the strongest balance sheets in OSX. And obviously, us and the whole sector has cleaned up their balance sheets. We have basically no net debt. We have a $300 million private placement debt that is outstanding, and we have in round numbers $280 million of cash on our balance sheet. We are free cash flowing at a range now of about $400 million a year. So that dividends, CapEx, share repurchase, and hopefully have opportunities to acquire either other boats individually, as companies, whatever; that is where we think our money is going to go to in the future, because having spent the better part of $1.7 billion, we still know that we will have to spend a good amount of money going forward. We have told everyone publicly to expect — putting aside any big acquisition — expect probably CapEx in the $200 million plus range per year going forward.

We like to emphasize in all of these, as Doug led off with, we are international, primarily. 80% for the last several fiscal years — 80% of our revenue and our profitability has come from the international arena, spread all over the rest of the world other than the Gulf of Mexico.

When you look at it from a boat count, we actually now have 60 active vessels in the Gulf of Mexico. That was a number as of the end of September. We actually have moved about six vessels out of the Gulf of Mexico since then to a variety of different international areas under contract, getting mobilization fees along the way to go to longer-term contracts at better dayrates than what they were achieving here in the Gulf of Mexico. So that number has going down.

At a vessel count, an active vessel count of 60 boats in the Gulf of Mexico, that is 16% of our vessel count. So while everyone continues to ask questions about rigs moving, and what are we doing about it, and what impact it will have on Tidewater — at least currently, 20% of our revenue, 16% or even less than that now, of our vessel count. So it is not a significant part of our business.

When you look at it internationally, and if you see the dayrate utilization chart has been going upward, consistent trend — the international arena is much more geared to longer-term contracts. And if you go back and look at our slides or the 10-Qs with our dayrates, you see a pretty consistent $200 to $400 a quarter increase in our average dayrates of the international fleet, which is about 300 boats for us at any point in time. So good, consistent growth in dayrates, utilization, cash flows, et cetera.

The First Call consensus estimates for us for this current fiscal year ending March of ‘07 is $5.59. We don’t give guidance. We do, if anyone has listened to our conference calls, talk about details. But we leave kind of the revenue line unsaid, and for smart people to figure out what that may get to. But at least that is what the Street has us for, for this year — and something like $5.90 the following year. So we will see how all that comes true. But so far, so good with all of that.

The spread of our equipment around the world, going back to international, is nicely spread. We have about 100 boats working in Latin America — Central and South America, with Mexico and Brazil being the primary places for that equipment. We have about 135 pieces of equipment in West Africa, so from a total region standpoint, that is the strength of our fleet. We have about 35 to 40 in the Middle East, and that number is growing. As more and more rigs go to that area of the world, hopefully, that vessel count will increase. And then over in the Southeast Asian region, we have about 45 pieces of equipment spread around. So good spread.

And each one of those areas is doing better than they were last year, and last year was better than the year before. So, so far, again, so good for our international areas.

Also, and these are — this is a slide we have been showing for quite a while, because the fact is that business hasn’t changed a whole lot; our approach and what is causing so much optimism really hasn’t changed a whole lot. Favorable commodity prices; E&P spending that has done nothing but increase year upon year for the last several years, and we don’t see that slowing down much. The rig count is up, and certainly with new rig construction — you all probably have better numbers than I do — but there is probably in round numbers 100 rigs, most of those being jack-ups under construction today, for delivery over the next probably three to four years. There is probably another 100 or so spars and [FPSPs], and those sorts that — all of those require on average, the rigs and those boat and a half, two boats apiece.

The real question in our industry, and it is one that has plagued the industry for years and years, is capacity. There are 350, 400 new boats being built around the world these days. Some of those are specialty built, a good number — good percentage of that — is being built by speculators that are available for sale to ourselves and our competitors or anyone that wants to get into the business, and it is a concern. But what everyone needs to keep in mind is that the old fleet, what we all talk about — the old fleet, ours and everyone else’s — was primarily built in the late ‘70s and early ‘80s. So do the math. Those boats are now about 24, 25 years old on average.

The reason that so many are still around and active these days is that the market is so good. You look at our slides of dayrates on purely old boats, both internationally and domestically, and both of those have improved what we would call dramatically over the last few years. So they are not ready to go away yet. But obviously, as more boats come into the fleet worldwide, it is going to push the older boats out, and it is one of the reasons that Tidewater is spending the money that we are currently, and we will continue to grow our new vessel fleet.

Strong demand in virtually all areas of operation — there is really not an area of the world that you look at internationally, and, like I said before, know that it is not better today than what it was a year ago, and not expected to do better, probably, next year.

The growing financial effect of our new fleet is important for us. You are talking about, on average, just over 100 new boats in our fleet. Currently, they are accounting for just short of 50% of our profitability. So when you look at just from a numbers standpoint, about 25% from a count standpoint, a vessel count standpoint, of boats amount to about 50% of our profitability. The only reason it is not even more than that is that the old boats are doing so well, given that there is virtually no depreciation left on the old boats, and the dayrate structure is providing good bottom-line returns on those.

Favorable tax changes — we have been talking about this for about the last 1.5 years. The American Jobs Creation Act had a significant impact on Tidewater. That, coupled with the strong international operations and profitability basically before this Act went into effect in April of ‘05, all of our worldwide earnings were taxed at a U.S. rate. So you go back and look for the last 20 or so years, and our effective tax rate was somewhere around 32, 33%.

Last fiscal year, we ended up with about a 25% to 26% effective tax rate, because post this Act going into effect, basically the earnings of U.S. operations or U.S.-owned vessels are taxed at U.S. rates, but everything else is taxed at the local jurisdiction — foreign jurisdiction’s rates, which are substantially lower than in the U.S.

So what we have had now, this current fiscal year — we began the year believing that our effective tax rate for the full year based on our earnings would be about 25% in September. We lowered that effective tax rate to 22%. And as more and more boats move out of the Gulf, move internationally, and the international operations continue to have a higher relative value on profitability to the total group, we expect that number to go even lower. So that is very, very favorable to us.

This is a slide we put in to just kind of give a general background on what we strive to achieve this financial balance. I think we want everyone to appreciate the fact that anyone in our sector is dealing with, one, a capital intensive business, but one that has assets that are meant to last 25 to 30 years, in what we would consider a volatile industry. So making decisions on capital expenditures of the $15 million and $20 million a boat type range for what may happen over the next 25 to 30 years is difficult. And we move along that way with caution, and we try to balance performance and growth in our business with good financial strength.

We have probably been blamed for being too conservative over the years. And I do not think that is going to change much. As we look at acquisition possibilities, etc., I do not think that you will see us with a debt to total cap ratio getting over 40%, 50%. If we do, it is going to be a good acquisition at what we believe the right price. It will provide good cash flows that hopefully we could pay down that debt pretty quickly, and we have done that in the past back in ‘97 with the LIL acquisition, we kind of did it that way.

So but I think otherwise, again, as I said before, we have basically zero net debt today. And we are open to having certainly some leverage on our balance sheet, but thus far, we haven’t had the need to do that.

Finally, our strategy — and most of this has been addressed already. But we continue to seek the right acquisitions at the right price. Whole fleets or individual vessels — we are in a good market right now. Everybody thinks a lot of their own vessels, as we do too. And there are good premiums on those vessels. But we will continue to address that, try to do some acquisitions, and if we can’t, then we will continue to grow and replace our fleet with new equipment through new construction or buying from speculative builders.

Continue to renew the fleet in a very disciplined way, to maintaining grow our market share, both domestic and international. And obviously, with what is happening here domestically, we look at that and we are in a business that we do have the ability to move our assets around, so we are taking advantage of that. We will continue to do that. We have not thus far, for the few that have moved out recently, we are not changing the flag of the vessel. So they are able to come back and operate domestically if and when that time should be called upon.

We plan to continue to push the dayrates, and to grow profits and cash flow. One thing we did this past year is we implemented EVA — economic value added, and has just added that as a management tool in what we do and how we look at acquisitions and CapEx and bidding jobs, etc. So that has really come into play. There is much more focus by not only the corporate group, but our operations people around the world on return on capital, which is what EVA really is. And we hope that to make a big difference and help us make good, solid decisions, financial decisions going forward. And our intent is to maintain our financial strength. And I think I have addressed that already.

So with that, that is relatively quick, but I wanted to leave enough time for any Q&A’s.

QUESTION AND ANSWER

Doug Becker - Bank of America - Analyst

I will just go ahead and kick it off on a question I am sure you have never had. Gulf of Mexico — a lot of jack-ups are leaving. What is the Tidewater strategy there? And maybe if you could talk a little bit about the implications for the lower-end vessels as well as the higher-end vessels?

Joe Bennett - Tidewater Inc. - SVP and Chief IR Officer

Well, I think I have addressed to a certain extent what has already happened, and that will continue to happen as need be. You know, you look at those boats that are operating domestically, people think we still have a lot of old 180’s operating. We have about 10 or 12 180-foot supply boats operating in the Gulf of Mexico. So again, the focus on domestic for us — we are not blowing off the Gulf of Mexico. We don’t believe it is going away. It certainly is going to have less rigs operating in it, and our approach is to move boats when we can get better dayrates and returns elsewhere and have the market.

Obviously, it is a much smaller percentage of our business. Back in the heyday, we had 200 boats operating in the Gulf of Mexico. But the spending in the Gulf is significantly different than it was back then.

Doug Becker - Bank of America - Analyst

If you could just give a little market commentary — within the past month, have rates done down, flat, up?

Joe Bennett - Tidewater Inc. - SVP and Chief IR Officer

Well, I have got to be careful on what I say with all of that. But no, we have not seen much change in the dayrate. In the last month, if what you’re talking about, we have not seen much.

But I would be honest. We all talk about the Gulf of Mexico being a spot market. It is a spot market, but with the resurgence over the last two years, there has been more and more term work — now that term work may be six-month term work. It is not necessarily two-year term work like you may see in foreign operations. So you won’t see the immediate impact like you would otherwise do.

The other thing to consider is domestically or in the Gulf of Mexico, we are entering what is normally a little seasonality. In November/December, and in the next quarter, we normally see a little bit of slippage of utilization. We have got a boat or two off here or there. But it is nothing that has been significant. We have not seen the dayrates do anything substantial yet.

Unidentified Audience Member

Joe, given the board’s conservatism and your excellent debt to equity situation, should the board consider an opportunity to go private?

Joe Bennett - Tidewater Inc. - SVP and Chief IR Officer

I would say — and I think Dean has openly said that I think two conference calls ago that, those are all things that we consider. I mean, shame on us if we are not considering alternatives. It is like when people ask us, are you considering this acquisition or that acquisition? Yes, we will consider all kind of different combinations. We consider our capital structure. We consider dividend levels, share repurchases, going private — yes. We know there is a lot of money out there that way back when, wasn’t available, and it certainly is available now. But obviously, Paul, there is nothing that is happening on that right now. But those are things that we talk about, and we consider with our Board, yes.

Unidentified Audience Member

An operating question for the Gulf of Mexico — as the industry is moving into deepwater much further from shore, such as the lower tertiary, and relatively speaking, drilling fewer closer to shore shallow gas wells in the jack-up country, would you comment on what that does to your fleet composition in the Gulf of Mexico, albeit a smaller market than it used to be?

Joe Bennett - Tidewater Inc. - SVP and Chief IR Officer

Yes, yes, it is a smaller market, and the mix of our boats — we are not a big deepwater player in the Gulf of Mexico. Private company [Schwest] and Hornbeck and people like that, I guess, are one and two in the deepwater market in the Gulf of Mexico. We have a handful of boats. We have, oh, five or six boats. We are building a couple of more than can operate in the deepwater market.

The better part of our domestic fleet, while we don’t classify them in our reporting, our statistics as deepwater boats — they are 210, 220 footers that can do lots of different things, and pretty standard kind of core supply boats in the Gulf of Mexico. So that’s — that is kind of the mix.

Out of those 60 boats that I quoted before, we have some crew boats operating in the Gulf. I mentioned before, we have 10 or 12 or so old 180’s. We have probably 10 or so stretched vessels — older vessels that have been stretched that are doing very well. And then the rest are kind of deepwater, and other new equipment that are operating. So we feel like we are where we want to be considering the competitive landscape and what the Gulf is doing right now.

Doug Becker - Bank of America - Analyst

Joe, maybe you could talk little bit about your tightest market that you see today. Then maybe where the highest returns are, just in broad regions?

Joe Bennett - Tidewater Inc. - SVP and Chief IR Officer

Now you are really getting sticky. We have got competition here, so we — you know, there is hardly a market, as I said before, that is not doing very, very well. I think the places that we are doing better in, from a margin standpoint, we are doing better and probably so is the competition because of the cost structure in those areas, not necessarily what the dayrates are doing. But that if you can operate in some of the lower cost areas of the world, then those are the areas that consistently have provided us good margins and even better margins in today’s world.

But as you kind of make a quick pass around the world, Mexico is doing very well. Brazil is doing very well. West Africa is great. And even areas that in the past, year or so, we have said, well, you know, if you need to point to the weaker area, of Venezuela, with its political situation and even Nigeria, that certainly has lots of issues, and always has — is doing significantly better today than what it was, say, a year ago. But West Africa — Angola, specifically, is very, very strong for us.

Again, the Middle East is relatively small for us and most of the U.S. operators over there. But with more and more rigs gone there, and more of the nationals and majors heading over in that direction, my guess is you will see more boats heading in that direction.

The new construction in the Far East and what may happen to that market in the future as more and more boats come out and possibly stay around that area — we will keep a close eye on Southeast Asia, but at least thus far has been again a very good market. It is kind of a little bit of a boring talk, because as you look around, we like it being boring, but there just is not a place that isn’t doing very well for us, and probably for anybody these days.

Doug Becker - Bank of America - Analyst

What is your thinking on the North Sea? You don’t have a whole lot of exposure there. It has been a market that has done very well.

Joe Bennett - Tidewater Inc. - SVP and Chief IR Officer

Yes, we not only don’t have much equipment there, we have no equipment there. And that has been something that — I do not know that I would call it a philosophy, but it has just — been our approach over the years. The times we have — every once in awhile, we will throw a few boats in there. But there is a lot of competition; there is people that do well there. We love having a good, strong North Sea market, because it keeps the local players there and busy and away from other primarily deepwater markets of Brazil and West Africa and so forth. So it is doing, I think, very well right now. But you ought to ask those questions of people that have big operations in the North Sea.

We don’t have any intent right now, that I am aware of, of growing the fleet there specifically. It is just something that, dating back to the John Laborde days, never had a big operation in the North Sea.

Unidentified Audience Member

You said you spent $1.5 billion until now on vessels, and you still have $200 million in orders. What kind of vessels is that? Is that targeting the deepwater, or is that still shallow water, anchor handler [trucks] (multiple speakers) quantify this?

Joe Bennett - Tidewater Inc. - SVP and Chief IR Officer

Yes, we have some deepwater type equipment but a very limited amount that we classify as deepwater. The thrust of most of our building again is internationally. And it is specifically in what we would call the mid-range kind of anchor handlers — the 8,000 and 10,000 horsepower anchor handlers that we think is the primary vessel of choice going forward. Some PSVs, but mostly in the international arena — the kind of 8,000 to 10,000 and maybe 12,000 horsepower anchor handlers.

Doug Becker - Bank of America - Analyst

Any other questions? Joe, thank you very much.

Joe Bennett - Tidewater Inc. - SVP and Chief IR Officer

Thank you, Doug.

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